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                                                                   EXHIBIT 10.36

        Resolutions passed by Burlington Northern Santa Fe Corporation
                    Board of Directors on December 6, 2000



APPROVAL OF CHAIRMAN COMPENSATION
---------------------------------

     WHEREAS, the Burlington Northern Santa Fe Corporation (the "Company") has designated Mr. Robert D. Krebs to serve as Chairman of the Board of Directors, effective December 7, 2000; and

     WHEREAS, the Board, upon the recommendation of the Compensation Committee, wishes to establish a compensation arrangement for Mr. Krebs in order to encourage his continued service to the Company and in recognition of past service;

     NOW THEREFORE, IT IS RESOLVED that Mr. Krebs be provided with the following compensation:

     1. A base salary of $500,000 per year, effective January 1, 2001 and an annual bonus at the discretion of the Compensation Committee for each year he serves as Chairman;

     2. A waiver of all payments due the Company under the Company Estate Enhancement Program;

     3. A supplemental pension benefit in an amount equal to the benefits that would be provided by Supplement B to the BNSF Retirement Plan as if applicable upon his retirement;

     4. Relocation benefits provided to current salaried employees under the Company relocation program for sale of home and movement of household goods;

     5. A two-year consulting and non-compete agreement to commence upon retirement as Chairman with a consulting fee of $250,000 per annum to be paid quarterly;



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     6.   An allowance in the amount of $75,000 per year for a twenty (20) year period beginning upon his retirement, in lieu of office and secretarial support.

     FURTHER RESOLVED, that the Chairman of the Compensation Committee is hereby authorized and empowered by and on behalf and in the name of the Company to approve on behalf of the Board any agreements or undertakings to be entered into between the Company and Mr. Krebs which the Chairman of the Compensation Committee feels are necessary or appropriate to effectuate or carry out fully the purpose and intent of the foregoing resolutions.

     FURTHER RESOLVED, that the officers of the Company are authorized and empowered by and on behalf and in the name of the Company to do and perform, or cause to be done and performed, all such acts, deeds and things and to make, execute, and deliver, or cause to be made, executed, and delivered, all such agreements, undertakings, documents, instruments, or certificates and to pay all such fees and expenses as each such officer may deem necessary or appropriate to effectuate or carry out fully the purpose and intent of the foregoing resolutions.

EXTENSIONS OF AWARDS
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     WHEREAS, Burlington Northern Santa Fe Corporation (the "Company") deems it is in the best interest of the Company to provide certain stock benefits to Mr. Krebs as Chairman of the Company to encourage his continued service; and

     WHEREAS, the Committee wishes to exercise its authority under Section 11.8 of the BNSF Corporation 1996 Stock Incentive Plan and the BNSF Corporation 1999 Stock Incentive Plan (the "Plans") pursuant to which the Committee may determine that a participant's termination will not result in a forfeiture or other termination of the stock award;

     NOW THEREFORE, IT IS RESOLVED, THAT, PURSUANT to the authority granted under the Plans, the Compensation Committee hereby determines that all Option Awards of Mr. Krebs outstanding immediately prior to his date of termination which are not exercised within three (3) months following the date of termination shall remain in effect until the earlier of the award expiration date which would have applied but for the date of termination or the fifth (5th) anniversary of the date of termination; provided however that Incentive Stock Options not exercised within three (3) months after the date of termination shall be deemed to be Non-Qualified Stock Options; and

     FURTHER RESOLVED, all awards of Mr. Krebs under the Incentive Bonus Stock Program shall remain in effect following termination of employment and restrictions shall

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lapse on such vesting dates as if employment continued, provided that if termination occurs prior to April, 2002, such continued vesting must be approved by the Chairman of the Compensation Committee; and

     FURTHER RESOLVED, that the officers of the Company are authorized and empowered by and on behalf and in the name of the Company to do and perform, or cause to be done and performed, all such acts, deeds and things and to make, execute, and deliver, or cause to be made, executed, and delivered, all such agreements, undertakings, documents, instruments, or certificates and to pay all such fees and expenses as each such officer may deem necessary or appropriate to effectuate or carry out fully the purpose and intent of the foregoing resolutions.